Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-261594 on Form N-1A of our report dated September 15, 2026 relating to the financial statements and financial highlights of Fidelity SAI Alternative Risk Premia Currency Strategy Fund and the consolidated financial statements and consolidated financial highlights of Fidelity SAI Alternative Risk Premia Commodity Strategy Fund, appearing on Form N-CSR of Fidelity Greenwood Street Trust for the year ended July 31, 2026, and to the references to us under the headings “Financial Highlights” or “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2026